Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-223557 on Form S-3 of our reports dated February 11, 2020, relating to the consolidated financial statements of Diamond Offshore Drilling, Inc. and the effectiveness of Diamond Offshore Drilling, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 11, 2020